Exhibit 5.1

March 1, 2021

Revolution Healthcare Acquisition Corp.

20 University Road

Cambridge, MA 02138

Re:  Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Revolution Healthcare Acquisition Corp., a Delaware corporation (the “Company”), of up to 57,500,000 of its SAILSM securities (the “SAILSM Securities”), with each SAILSM Security consisting of one share of the Company's Class A Common Stock, par value $0.0001 (the “Class A Common Stock”), and one-fifth of one redeemable Warrant (the “Warrants”) of the Company, where each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock. The SAILSM Securities are expected to be sold to the several underwriters named in, and pursuant to, an underwriting agreement to be entered into among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that each of the SAILSM Securities and the Warrants, and the SAILSM Securities agreements and warrant agreements, will be governed by the law of New York.

The opinions set forth below are limited to the Delaware General Corporation Law and, as to the SAILSM Securities and the Warrants constituting valid and binding obligations of the Company, the law of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.       When the SAILSM Securities are delivered and paid for in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, the SAILSM Securities will be valid and binding obligations of the Company.

2.       When the shares of Class A Common Stock included in the SAILSM Securities are delivered and paid for as part of the SAILSM Securities in accordance with the Underwriting Agreement, the shares of Class A Common Stock will be validly issued, fully paid and nonassessable.

3.       When the Warrants included in the SAILSM Securities are delivered and paid for as part of the SAILSM Securities in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery of such Warrants by Continental Stock Transfer & Trust Company, as warrant agent, the Warrants will constitute valid and binding obligations of the Company.

Our opinions expressed in this opinion letter are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). We note that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Revolution Healthcare Acquisition Corp.

March 1, 2021

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP